Exhibit 10.25

(Stock – US)

News Corporation 2005 Long-Term Incentive Plan

BRIDGE AWARD AGREEMENT

For the FY [•] Performance Cycle

Participant:	«FullName»

Title:	«Title»

Business Unit:	«BusinessUnit»

Address:	«Address1» «Address2» «Address3» «Address4»

News Corporation, a Delaware corporation, and its subsidiaries (collectively, “News Corp”), hereby awards a Bridge Award (“Bridge Award”) to be settled in shares of its Class A Common Stock, par value $0.01 per share (the “NWSA Shares”), to the individual named above as the Participant. The terms and conditions of this Award are set forth in this Bridge Award Agreement (the “Bridge Award Agreement”) and in the News Corporation 2005 Long-Term Incentive Plan, as amended, (the “News Corp LTIP”).

Bridge Award Personal Participation Schedule

Date of Award:	[•]

Performance Period:	[•]

Business Group:	[•]

Vesting Date:	[•]

Participant’s User ID #:	[•]

Target Bridge Award:	Your target payout, [•]% of your eligible salary as of [•]

Actual Bridge Award Earned: Your actual Bridge Award will be calculated at the end of the performance period. Any Bridge Award earned will be converted to Bridge Award Units by dividing your actual Bridge Award, expressed in U.S. dollars, by the average NWSA closing price for the 20 trading days ending on a date to be determined by the Committee (as herein defined), but which shall be no later than 10 days after News Corp’s earnings for Fiscal [•] are publicly released. Bridge Award Units shall fully vest, subject to the terms and conditions included in this Bridge Award Agreement, on [•]and be settled by the issuance to you of NWSA Shares.

The terms of the News Corp LTIP are incorporated herein by reference. All capitalized terms that are not defined in this Bridge Award Agreement have the meaning set forth in the News Corp LTIP. By accepting this Bridge Award, you agree to all of the terms and conditions described in this Bridge Award Agreement and in the News Corp LTIP, a copy of which is attached to this Bridge Award Agreement. You acknowledge that you have carefully reviewed the News Corp LTIP and agree that the terms of the News Corp LTIP will control in the case of any conflict between this Bridge Award Agreement and the News Corp LTIP.

NEWS CORPORATION

Chase Carey Deputy Chairman, President and Chief Operating Officer

ATTACHMENT	This is not a stock certificate or a negotiable instrument.

Award of Bridge Awards	News Corp hereby awards you the Bridge Award set forth in the Bridge Award Personal Participation Schedule included herewith and forming part of this agreement.

Subject to the terms and conditions set forth below, the Bridge Award represents the potential to receive, at the end of the applicable performance period, a number of NWSA Shares represented by the number of Bridge Award Units awarded to you in accordance with this Bridge Award Agreement.

The NWSA Shares that you receive, if any, will be fully vested and may immediately be available for sale, subject to News Corp’s Insider Trading and Confidentiality Policy.

Conversion of Bridge Awards	Your Bridge Award, expressed in US dollars, will convert to Bridge Award Units following the end of the one-year performance period ending [•] (the “Bridge Award Performance Period”). Each Bridge Award Unit represents the right to receive one NWSA Share.

The number of Bridge Award Units to be received, if any, will be determined by dividing your eligible base salary as of [•] by the average closing price of NWSA Shares on NASDAQ for the twenty-day trading period ending on a date determined by the Compensation Committee of the News Corp Board of Directors or its designees (the “Committee”) but which shall be no later than ten (10) days after News Corp’s earnings for FY [•] are publicly released (rounded down to the nearest whole Bridge Award Unit). Subject to your continued employment, such Bridge Award Units will vest on the date set forth in your Bridge Personal Participation Schedule and be settled by the issuance to you of NWSA Shares.

In all events, the Committee’s determination(s) will be binding.

As soon as is reasonably practicable following the vesting date set forth on the attached cover sheet, the NWSA Shares payable with respect to the vested Bridge Award Units will be issued and evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates. Upon issuance, your Bridge Award Units shall be extinguished and such Bridge Award Units will no longer be considered to be held by you for any purpose.

Withholding Taxes

You agree, as a condition of this Bridge Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting of your Bridge Award Units or your acquisition of NWSA Shares relating to this Bridge Award. In the event that News Corp or any Affiliate, as the case may be, determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to this Bridge Award, News Corp, or any Affiliate, as the case may be, will have the right to: (i) require that you arrange to make such payments to News Corp or any Affiliate; (ii) withhold such amounts from other payments due to you from News Corp or any Affiliate; or (iii) allow for the surrender of the number of NWSA Shares relating to the Bridge Award Units awarded pursuant to this Bridge Award Agreement in an amount equal to the withholding or other taxes due (for this purpose, surrendered NWSA Shares will be valued using the closing price of the NWSA Shares on the NASDAQ Global Select Market or other principal stock exchange on which the NWSA Shares are listed on the trading date immediately prior to the vesting date).

Employment with News Corp	Your eligibility to receive a payout of NWSA Shares under this Bridge Award is subject to the condition that you remain employed by News Corp from the date hereof through the date on which the Bridge Award Units awarded to you vest and are settled by the issuance to you of NWSA Shares, subject to the terms of your Bridge Award Agreement and with the exceptions set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated for any reason during the Bridge Award Performance Period or after the Bridge Award Performance Period and before the conversion of your Bridge Award, you shall forfeit your Bridge Award and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your Bridge Award Agreement.

In the event that your employment during the Bridge Award Performance Period transfers from one business group, including corporate groups, which participates in News Corp’s performance stock unit based award program to another business group that also participates in News Corp’s performance stock unit based award program, you will remain eligible to receive payment under your Bridge Award Agreement. In such case, the payout will be based on the weighted average payout for each relevant business group, weighted for the time spent employed within each business group during the Bridge Award Performance Period. Actual results may be adjusted at the sole discretion of the Committee as it deems appropriate to, among other things, reflect the performance of the business group and not distort the calculation of the Bridge Award.

If your business entity is merged with another entity within News Corp or is sold outside of News Corp, the Committee may, in its sole discretion, make such adjustments to your Bridge Award as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all Bridge Awards in the same manner.

Leaves of Absence	For purposes of this Bridge Award Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by News Corp or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the News Corp LTIP.

No Vested Right In Future Awards	Participant acknowledges and agrees by receiving this Bridge Award Agreement that the eligibility to receive Bridge Awards under this Bridge Award Agreement is made on a fully discretionary basis by the Committee and that this Bridge Award Agreement does not lead to a vested right to receive any NWSA Shares, any additional Bridge Awards or other equity incentive awards in the future.

Further, the Bridge Award set forth in this Bridge Award Agreement constitutes a non-recurring benefit and the terms of this Bridge Award Agreement are only applicable to the Bridge Award distributed pursuant to this Bridge Award Agreement.

Employment Agreements	This Bridge Award Agreement shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement with News Corp and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control.

Confidentiality	You acknowledge that you have read and understand News Corp’s policies on confidentiality as set forth in the News Corporation Standards of Business Conduct and the News Corporation Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with News Corp and any time after your employment with News Corp is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your Bridge Award.

Retention and Other Rights	This Bridge Award Agreement does not give you the right to be retained or employed by News Corp or any Affiliate in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with News Corp or any Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to this Bridge Award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights	You, your estate or heirs, do not have any of the rights of a stockholder of News Corp, including, without limitation, the right to vote or receive dividends declared or paid on the NWSA Shares, unless and until any Bridge Awards Units are converted into NWSA Shares and a certificate for such NWSA Shares has been issued or an appropriate book entry has been made.

Bridge Award Transferability	Your Bridge Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your Bridge Awards be made subject to execution, attachment or similar process.

Applicable Law and Forum	This Bridge Award Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Bridge Award Agreement to the substantive law of another jurisdiction.

By accepting this Bridge Award, you expressly consent to the exclusive jurisdiction of the federal and state courts serving New York, New York for all lawsuits and actions arising out of or relating to this Bridge Award Agreement, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability	In the event that any provision of this Bridge Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Bridge Award Agreement, and this Bridge Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy	News Corp may collect, hold, use and process personal data about you in order to administer the News Corp LTIP. Such data includes, but is not limited to, the information provided in this Bridge Award Agreement and any changes thereto, other appropriate personal and financial data about you, such as your tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by News Corp to facilitate the administration of the News Corp LTIP.

By accepting this Bridge Award, you freely give unambiguous consent to News Corp to collect, hold, use and process any such personal data for the purpose of administering the News Corp LTIP. You also freely give unambiguous consent to News Corp and other outside persons or entities designated by News Corp to transfer any such personal data within and outside the country in which you work or are employed, including, with respect to non-United States resident participants, to the United States, a jurisdiction that may not offer data protections considered adequate in your home country, in order to administer the News Corp LTIP. Such personal data shall be treated consistent with the data privacy policies of News Corp.

Consent to Electronic Delivery	News Corp may choose to deliver certain statutory materials relating to the News Corp LTIP in electronic form. By accepting this Bridge Award, you agree that News Corp may deliver the News Corp LTIP, the News Corp LTIP prospectus and News Corp’s annual report to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, News Corp would be pleased to provide paper copies. Please contact News Corporation Equity Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 Attn: Equity Plan Administration or send an email to EquityPlansGroup@newscorp.com to request paper copies of these documents.

News Corp LTIP Materials	Copies of the News Corp LTIP, the News Corp LTIP prospectus and Annual Report are available on the News Corp LTIP EquityNet intranet website at https://equitynet.newscorp.com.